Exhibit 10.2
SUMMARY OF DIRECTOR COMPENSATION
     Directors who are not employees of Black Box Corporation (the “Company”) receive an annual retainer of $35,000 per year, payable quarterly, and an additional fee of $2,000 for each meeting of the Board of Directors (the “Board”) attended in person and $1,000 for each meeting of the Board attended via telephone. The Chairman of the Board also receives an annual retainer of $60,000, paid quarterly. Non-employee directors also may receive grants of stock options or stock appreciation rights under the 1992 Director Stock Option Plan, as amended (the “Director Plan”). During the Company’s fiscal year ended March 31, 2007, non-employee directors were each granted an option to purchase 7,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), under the Director Plan, at an exercise price of $39.41 per share, the fair market value of the Common Stock on the date of grant of the options. As of the date of this filing, no grants had been made under the Director Plan during the Company’s fiscal year ending March 31, 2008. Members of the Audit Committee of the Board of Directors (the “Audit Committee”) receive a fee of $1,500 for each meeting of the Audit Committee attended in person or by telephone. The Chairperson of the Audit Committee also receives an annual retainer of $15,000, paid quarterly. Members of the Compensation Committee of the Board, Governance Committee of the Board and Nominating Committee of the Board receive a fee of $1,000 for each meeting of such committee attended in person or by telephone. The Chairperson of each of the Compensation Committee of the Board, the Governance Committee of the Board and the Nominating Committee of the Board receive an annual retainer of $5,000, payable quarterly. In addition, the Company maintains directors’ and officers’ liability insurance. Directors also are reimbursed customary expenses for attending meetings of the Board, Board committees and stockholders.